EXHIBIT 99.1

Press Release Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS INC. ANNOUNCES SUCCESSFUL COMPLETION OF WATSON’S PILOT CLINICAL STUDY

London, Ontario, August 18 2008 – Stellar Pharmaceuticals Inc. ("Stellar" or the “Company”) (OTCBB:SLXCF.OB)  is pleased to announce that its United States licensee, Watson Pharma, Inc ("Watson"), has successfully concluded the first and only placebo controlled study with Uracyst®.   This study was a multi-centre, randomized, double blind, evaluation of the efficacy and safety of Uracyst versus placebo in patients with Interstitial Cystitis/Painful Bladder Syndrome.  The positive results of this study provide Watson with a good solid basis, to continue to move forward on the regulatory approval pathway. With the United States of America being the largest pharmaceutical territory in the world, this is an essential first step in getting Uracyst approved for sale in this key market.

Peter Riehl, Stellar’s President and CEO stated, “The Company is pleased with the positive results from this pilot study and is looking forward to assisting Watson in moving forward in obtaining required regulatory (FDA) approvals.  The results of this study help to confirm the positive results found in an earlier 50 patient Canadian study preformed by Stellar, which began in early 2007, with the final results of that study expected to be released later in 2008. Manufacturing of clinical trial supplies for the Watson’s next controlled clinical study, to be conducted in the United States, is currently in progress.”

About Stellar

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst® and the Uracyst® Test Kit, its patented technology for the diagnosis and treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has in-licensing agreements for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

Contacts:

Stellar Pharmaceuticals Inc.

or

Arnold Tenney – Chairman

544 Egerton St.

(416) 587-3200

London, ON  N5W 3Z8

Peter Riehl – President/CEO

(800) 639-0643 or (519) 434-1540